Exhibit 10.20h

ESTERLINE TECHNOLOGIES CORPORATION

CORPORATE MANAGEMENT INCENTIVE COMPENSATION PLAN

FISCAL YEAR 2002

PURPOSE OF PLAN

This Plan is intended to reward eligible officers and key employees of Esterline's corporate staff for successful management in fiscal year 2002. It is believed that the Plan will provide incentives to put forth maximum efforts to employ Esterline's assets effectively.

MEMBERSHIP IN PLAN

Officers and key employees of the Esterline corporate staff shall be eligible for membership in the Plan after appointment and return of a signed acceptance of the appointment letter.

The Plan may be modified, amended or terminated at any time; but any such modification, amendment or termination shall not, without a member's written consent, affect his/her incentive compensation accrued prior to such modification, amendment or termination of the Plan. Nothing in this Plan limits Esterline from exercising the right to terminate an employee at any time for any reason.

TERMS AND CONDITIONS
1.

Individual participants payouts will vary from 5% to 60%, as stipulated in his/her appointment letter, of fiscal year-end 2002 salary. These target nomination awards will be earned at the earnings per share target as established by the Compensation Committee and approved by the full Board of Directors.

2.	Actual earnings per share will be as audited before extraordinary items for fiscal year 2002.
3.	Awards will be pro-rated for performance and will be interpolated on the following basis:
	EPS Below targeted level At targeted level Above 120% of targeted level	Award Pro-rata share of target award 100% of target award 150% of target award
4.	Actual individual payouts earned from earnings per share computations are limited to 150% of target nomination.
5.

If directed, computed awards may be further adjusted, up or down, by the Compensation & Stock Option Committee of the Board of Directors by an amount not to exceed greater than 25% of the computed award or target award for the Plan, whichever is greater.

6.	Payout of awards will be no later than March 1, 2003 if the auditors have issued an opinion; otherwise payout is delayed until an opinion is issued for FY 2002.

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7.

If a Plan member is terminated for any reason other than retirement, or death or disability prior to the end of fiscal 2002, he/she shall not receive the benefits provided by the Plan. (However, Esterline retains the right to grant a pro-rata award to a terminated employee, based upon salary earned prior to termination, except those terminated for cause.)

a.

If the Company in its sole discretion specifically determines that the employment of a Plan member has been terminated prior to the end of such fiscal year because of retirement or disability, the Plan member will be paid a pro-rata amount based on the time he/she was a Plan member prior to his/her termination for disability.

	b.	For any Plan member who dies prior to the end of Esterline's fiscal 2002, a pro-rata amount based on the time he/she was a Plan member prior to the date of death will be paid to his/her estate.
8.	An employee who becomes a Plan member as of a date after the beginning of Esterline's fiscal 2002 will be paid a pro-rata amount based on the time the employee participates in the Plan.

/s/ Robert W. Cremin
Robert W. Cremin
Chairman, President and
Chief Executive Officer

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